                                                               EXHIBIT (a)(1)(C)

Offer to Purchase for Cash

Up To 5,000,000 Shares of Common Stock

Of

LIBERTY ALL-STAR GROWTH FUND, INC.

At

91% of Net Asset Value Per Share

By

Bulldog Investors General Partnership

                                                       April 12, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Bulldog Investors General Partnership, a New York general partnership (“BIGP”), is making an offer to purchase up to 5,000,000 of the outstanding shares of common stock, $0.10 par value per share (the “Shares”), of Liberty All-Star Growth Fund, Inc., a Maryland corporation (“ASG”), at a price equal to 91% of the net asset value per Share determined as of the close of the regular trading session of the New York Stock Exchange, on the Expiration Date (defined below), net to the seller in cash (subject to a $50 processing fee that BIGP will charge for processing each Letter of Transmittal, applicable withholding taxes and any brokerage fees that may apply), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 12, 2010 (the “Offer to Purchase”), and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.  Offer to Purchase, dated April 12, 2010;

2.  Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.  A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

4.  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

5.  Return envelope addressed to BIGP.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 10, 2010 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.  SHARES TENDERED UNDER THE OFFER MAY BE WITHDRAWN AT ANY TIME ON OR BEFORE THE EXPIRATION DATE AND, UNLESS THERETOFORE ACCEPTED FOR PAYMENT AS PROVIDED HEREIN, MAY ALSO BE WITHDRAWN AT ANY TIME PRIOR TO ACCEPTANCE FOR PAYMENT.

BIGP will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.  BIGP will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.  BIGP will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by BIGP by 5:00 p.m., New York City time, on May 10, 2010.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, BIGP at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Bulldog Investors General Partnership

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF BIGP OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF BIGP IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.